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                                                                    Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Washington Banking Company

We consent to the incorporation by reference in this registration statement on Form S-8 of Washington Banking Company of our report dated January 20, 2003, relating to the consolidated statements of financial condition of Washington Banking Company and subsidiary as of December 31, 2002 and the related consolidated statements of income, shareholders' equity, comprehensive income and cash flows for each of the for the year ending December 31, 2002. Such report appears in Washington Banking Company's Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ Moss Adams LLP

Bellingham, Washington

March 19, 2003